Form 10-K405, Exhibit 13
period 2001-09-30
LDM TECHNOLOGIES INC
filed 2001-12-21
CIK 1031417

                                                                      EXHIBIT 13

                      NUMBER 252 OF THE ROLL OF DEEDS 2001





                                   TRANSACTED

                    AT FRANKFURT AM MAIN ON DECEMBER 21, 2001

                        BEFORE ME, THE UNDERSIGNED NOTARY

                                   PETER HOCHE

           IN THE DISTRICT OF THE APPELLATE COURT IN FRANKFURT AM MAIN



 HAVING ITS OFFICIAL REGISTERED OFFICE IN LUDOLFUSSTRASSE3, 60487, FRANKFURT AM
                                      MAIN



appeared today

1.       Dr. Ulrike Glueck,
         place of employment Friedrich-Ebert-Analge 44, 6035 Frankfurt am Main, who identified herself through presentation of the German identity card no. 4009731105, acting not in her own name, but as attorney-in-fact and providing a power of attorney, dated December 20, 2001 for LDM Technologies, Inc., a company duly organized and existing under the laws of Michigan which has its registered offices at 2500 Executive Hills Dr. Auburn Hills, MI. USA 48326, represented by the Chief Financial Officer Mr. Gary Borushko (hereinafter referred to as "Shareholder"); Dr. Ulrike Glueck presented a fax-copy of the power of attorney and promised to hand in the original of the power of attorney as soon as possible.

and

2.       Mr. Robert Horvath,
         place of employment Frankfurter Strasse, 61203 Reichelsheim-Beienheim, who identified himself through presentation of the American Passport no. 140587355, acting in his own name and as Managing Director who is entitled to represent the company alone and is exempt from the restrictions of Section 181 German Civil Code for LDM Technologies GmbH, a company duly organized and existing under the laws of the Federal Republic of Germany, which has its registered offices at Frankfurter Strasse, 61023 Reichelsheim-Beienheim, (hereinafter referred to as "Company).

The appeared expressly requested that this transaction be conducted and this deed be established in English (American legal usage). They expressly waived the requirement of the presence of an interpreter. The notary speaks and understands English fluently. He ascertained that the appeared also speak and understand English fluently.

The notary asked whether there has been a prior involvement in the meaining of Sec 3 Para. (1) No. 7 BeurkG. The appearing persons declared that there has not been such prior involvement.

Then, the appeared declared with the request of notarization the following


                           SALE AND TRANSFER AGREEMENT


RECITALS:

WHEREAS:

1. The Seller owns the shares with a nominal value of DM 450.000,00 and of DM 50.000,00 each (the "Shares") representing the entire authorized share capital in LDM Technologies GmbH, a company duly organized and existing under the laws of the Federal Republic of Germany with a stated capital in the amount of DM 500.000,00 which has its registered office at Frankfurter Strasse, 61203 Reichelsheim-Beienheim and is registered in the commercial register of the Lower District Court of Friedberg under file number HRB 1858. The Buyer has verified that the share capital in the amount of DM 500.000,00 has been fully paid in;

2. The Buyer is the Managing Director of the Company. He has been appointed Managing Director on December 18, 2000 and has entered into an employment agreement with the Company effective as of January 1, 2001 as its Managing Director. The Buyer is fully aware among others of the organizational and legal structure, the business activites including manufacturing and distribution, the customer base, the financial situation including its annual and quarterly balance sheets and profit and loss statements, and the legal obligations and commitments of the Company;

3. The Company is engaged in manufacturing operations that include injection molding, blow molding, high tech insert molding, dual molding, systems assembly, painting as well as lacquer and soft-touch interior painting. It produces and distributes to the automotive industry interior, exterior and under-the-hood components;

4. The Seller wishes to sell to Buyer and Buyer wishes to buy from Seller the Shares by way of a management buyout on the terms and conditions and for the consideration set forth in this agreement (hereinafter referred to as the "Agreement")

Now, therefore, it is hereby agreed


                                      SS. 1
                         PURCHASE AND SALE OF THE SHARES

1.1 Buyer hereby buys from Seller and Seller hereby sells to Buyer the Shares. The economic effect of the transfer shall be deemed to have occurred as of September 30, 2001 (hereinafter referred to as the "Transfer Date").

1.2 Buyer shall be entitled to the profit or loss relating to the Shares as per the Transfer Date.

                                      SS. 2
                                     PAYMENT

2.1 The initial price for the Shares shall be US $ 1.000,00 payable on the Transfer Date.

2.2 The initial price referred to in ss.2.1 above shall be a fixed amount and not subject to any adjustments.

2.3 In addition, from January 1, 2003 until December 31, 2013 the Company will pay to the Seller 2% of its turnover generated from its business operations (hereinafter referred to as "Turnover"). Revenue of the Company from energy management systems shall not be included in the Turnover under the condition that such revenue is covered by another agreement between the Seller and the Company. In the event that no such other agreement exists, the Turnover shall also include revenue of the Company from energy management systems.

     The payment to the Seller will be determined and paid on a monthly basis and shall be due 30 days after the end of each month.

2.4 In connection with the payment stipulated in ss. 2.3 above, as soon as available but in any event not later than 30 days after the end of each month the Buyer and the Company will furnish to the Seller unaudited balance sheets of the Company including a profit and loss statement as of the end of such month all in reasonable detail fairly presenting the financial position and results of operation of the Company and prepared in a manner consistent with the audited financial statements required to be delivered to Seller annually as described in ss. 3 hereafter. The obligation in this ss. 2.4 will commence on January 1st, 2002 and will continue through December 31st, 2013.


                                      SS. 3
                             TRANSFER BALANCE SHEET

As soon as available but in any event not later than 120 days after the Transfer Date the Buyer and the Company will furnish to the Seller an audited balance sheet including a profit and loss statement for the preceding fiscal year 2001, i.e.

from October 1, 2000 until September 30, 2001, prepared by the Company's outside auditors in each case with the accompanying notes thereto all in reasonable detail and thus fairly presenting the financial position and the results of operations of the Company for the fiscal year 2001 as defined above.


                                      SS. 4
                                    WARRANTY

4.1 Seller hereby grants to Buyer the following representations and warranties as per the date of this Agreement and the Transfer Date:

     a) Binding Agreement

        The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming due execution and delivery by Buyer, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

        Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will conflict with or result in any breach of any provision of the Articles of Association of the Seller.

     b) Corporate Organization

        The Company is a company duly organized and existing under the laws of the Federal Republic of Germany and has full power and authority to carry on its business as presently conducted, and to own its properties and assets. The registration of the Company in the commercial register is complete and true as of the Transfer Date in relation to all economic and legal affairs of the Company which have to be published in the commercial register.

     c) Share Capital

        The authorized share capital of the Company consists of the Shares, all of which are validly issued and fully paid. The stated capital of the Company has not been repaid in whole or in part. No subscription or other rights obligating the Company to issue any other shares are outstanding. All voting rights with respect to the Company are vested exclusively in the Shares. No dividends or other capital distributions are in arrears and no default exists with respect hereto.

     d) Ownership

        The Shares are owned by Seller as stated in Recital no. 1, and are free and clear of all liens, encumbrances, options, claims and charges of any kind or nature whatsoever and are not subject to any restrictions with respect to transferability except those reflected in the Articles of Association of the Company. Seller has full right, power and authority to sell and assign the Shares to Buyer pursuant to and in accordance with the terms and conditions of this Agreement. Upon assignment of the Shares on the Transfer Date as provided in this Agreement, Buyer shall acquire good, valid and marketable title in and to the Shares free and clear of all liens, encumbrances, options, claims and charges of any kind or nature whatsoever except those reflected in the Articles of Association of the Company. The execution, delivery and performance of this Agreement by Seller will not violate or conflict with, or result in a breach of any provision of any other agreement, contract or obligation to which Seller is a party or by which Seller is bound.

4.2 The Seller assumes no additional representations and warranties. Representations and warranties of Seller extending beyond the aforementioned representations and warranties are explicitly excluded.

                                      SS. 5
                     BUYER'S REPRESENTATIONS AND WARRANTIES

The Buyer represents and warrants to the Seller that he will use commercially reasonable efforts to maintain and expand the Company's business through at least December 31st 2013.

                                      SS. 6
                            CHANGE OF COMPANY'S NAME

The Company will change its name immediately following the Transfer Date from LDM Technologies GmbH into Beienheim Plastics GmbH or into another name reasonably satisfactory to Seller which is not identical or confusingly similar to LDM Technologies Inc.

                                      SS. 7
                              LIMITATION OF CLAIMS

Claims of Buyer shall be barred one year after the Transfer Date.

                                      SS. 8
                                      COSTS

The costs of preparation of this Agreement, including the legal fees of the Seller's German counsel related thereto, the notarization of the Agreement as well as any occurring transfer taxes, shall be borne by the Buyer.

                                      SS. 9
                               PARTIAL INVALIDITY

Should any of the provisions of this Agreement be or become invalid, incapable of being carried out or be incomplete then the remaining provisions shall remain valid. Any provision which is invalid, incapable of being carried out or incomplete shall be replaced or supplemented by a provision which most closely commercially reflects what the parties intended, or what they would have intended had they considered such point.


                                     SS. 10
                         GOVERNING LAW AND JURISDICTION

10.1 This Agreement shall be governed by German law.

10.2 The place of jurisdiction shall be Frankfurt am Main.




                                     SS. 11
                           GERMAN TRANSLATION, NOTICES

11.1 This Agreement has been concluded in English and may be translated into German for any purpose. Should there be any disparity between the English version and the German version of this Agreement then the English version shall prevail.

11.2 All notices, information and other communications provided herein shall be validly given in writing and delivered by hand or sent by telecopy or registered mail to the respective party at the following address:

  a)     if to Seller, to

         Mr. Gary Borushko
         LDM Technologies, Inc.
         2500 Executive Hills Dr.
         Auburn Hills, MI. USA 48326
         USA
         Phone:   001-248-858 2800
         Fax:     001-248-858 2812
         with a copy to:
         Mr. Michael B. Lewis
         Dean & Fulkerson, P. C.
         801 W. Big Beaver, Ste. 500
         Troy, MI 48084
         Phone:   001-248-362 1300
         Fax:     001-248-362 1358

         or to such other person or address indicated in writing by Seller to Buyer, and

  b)     if to Buyer, to:
         Robert Horvath
         Frankfurter Strasse
         61203 Reichelsheim-Beienheim
         Germany
         Phone: 00 49 6035 91 80 168
         Fax:     00 49 6035 91 80 203

         With a copy to:

         Wessing Rechtsanwalte
         Senckenberganlage 20-22
         60325 Frankfurt am Main
         Germany
         Phone:   00 49 69 97130 0
         Fax:     00 49 69 97130 100
         or to such other person or address indicated in writing by Buyer to Seller


                                     SS. 13
                               INTEGRATION CLAUSE

         This Agreement and its Annexes if any, constitutes the entire agreement between the parties hereto with respect to the transactions provided herein and supersedes all other prior oral or written agreements between the parties. There are no other agreements, representations or warranties between the parties hereto other than those set forth or provided herein.

         This Agreement and its Annexes was then read aloud to the appeared in the presence of the notary and executed by the appeared and the notary as follows:

         /s/ Ulrike Glueck               /s/ Robert Horvath            /s/ Robert Horvath
         LDM Technologies, Inc.          Mr. Robert Horvath            LDM Technologies GmbH



         /s/ Peter Hoche
         Notary

                      NUMBER 251 OF THE ROLL OF DEEDS 2001

                                   TRANSACTED

                    AT FRANKFURT AM MAIN ON DECEMBER 21, 2001

                        BEFORE ME, THE UNDERSIGNED NOTARY

                                   PETER HOCHE

           IN THE DISTRICT OF THE APPELLATE COURT IN FRANKFURT AM MAIN

 HAVING ITS OFFICIAL REGISTERED OFFICE IN LUDOLFUSSTRASSE 3, 60487, FRANKFURT AM
                                      MAIN

                                 appeared today

1.       Dr. Ulrike Glueck,
         place of employment Friedrich-Ebert-Analge 44, 6035 Frankfurt am Main, who identified herself through presentation of the German identity card no. 4009731105, acting not in his own name, but as attorney-in-fact and providing a power of attorney, dated December 20, 2001 for LDM Technologies, Inc., a company duly organized and existing under the laws of Michigan which has its registered offices at 2500 Executive Hills Dr. Auburn Hills, MI. USA 48326, represented by the Chief Financial Officer Mr. Gary Borushko (hereinafter referred to as "Shareholder"); Dr. Ulrike Glueck presented a fax-copy of the power of attorney and promised to hand in the original of the power of attorney as soon as possible

and

2.       Mr. Robert Horvath,
         place of employment Frankfurter Strabe, 61203 Reichelsheim-Beienheim, who identified himself through presentation of the American Passport no. 140587355, acting in his own name and as Managing Director who is entitled to represent the company alone and is exempt from the restrictions of Section 181 German Civil Code for LDM Technologies GmbH, a company duly organized and existing under the laws of the Federal Republic of Germany, which has its registered offices at Frankfurter

         Strabe, 61023 Reichelsheim-Beienheim, (hereinafter referred to as "Company).

The appeared expressly requested that this transaction be conducted and this deed be established in English (American legal usage). They expressly waived the requirement of the presence of an interpreter. The notary speaks and understands English fluently. He ascertained that the appeared also speak and understand English fluently.

The notary asked whether there has been a prior involvement in the meaning of Sec 3 Para. (1) No. 7 BeurkG. The appearing persons declared that there has not been such prior involvement.

Then, the appeared declared with the request of notarization the following


           AGREEMENT ON WAIVER AND RELEASE OF LOAN AND OF OTHER CLAIMS
           -----------------------------------------------------------
                  (hereinafter referred to as "this Agreement")


RECITALS:

WHEREAS, the Shareholder currently is the only shareholder of the Company;

WHEREAS, according to the Subordinated Inter Company Promissory Note dated November 24, 1997 the Shareholder granted to the Company a loan in the amount of USD 13,400,000 (hereinafter referred to as "the Loan");

WHEREAS, the Loan has been paid in full by the Shareholder to the Company;

WHEREAS, the Subordinated Inter Company Promissory Note dated November 24, 1997 is also the subject of the Subordination Agreement concluded between the parties on December 9, 1998;

NOW, THEREFORE, the parties agree as follows:

                                      SS. 1
                      SHAREHOLDER'S WAIVER AND RELEASE

(1) The Shareholder hereby as of September 30, 2001 waives and releases all claims against the Company arising from the Loan including interest and other accessory claims connected with the Loan, as well as any other known and unknown claims against the Company.

(2) The Company hereby as of September 30, 2001 accepts this waiver and release.


                                      SS. 2
                        COMPANY'S WAIVER AND RELEASE

(1) The Company hereby as of September 30, 2001 waives and releases all claims which it may have had against the Shareholder to the extent legally permitted including all interest and other accessory claims irrespective of whether known or unknown.

(2) The Shareholder hereby as of September 30, 2001 accepts such waiver and release.


                                      SS. 3
                         APPLICABLE LAW AND JURISDICTION

(1)      This Agreement shall be governed by the laws of Germany.

(2)      Place of jurisdiction shall be Frankfurt am Main, Germany.

                                      SS. 4
                                      COSTS

The costs for the fees of the Notary of this deed will be born by the company.

                                      SS. 5
                                  MISCELLANEOUS

(1)      Any amendments to this Agreement shall be made in writing.

(2) This Agreement shall to the greatest extent possible be interpreted in such manner as to comply with all applicable laws. If any provision hereof is not withstanding such interpretation, determined to be or to become invalid, void or unenforceable, or if the Agreement contains an omission, the remaining provisions of the Agreement shall remain binding upon the parties. The parties agree to replace any such invalid provision or an omission by a valid provision which reflects as closely as possible the original commercial intention of the parties or the commercial intention which they would have had, had they considered such issue.

This Agreement was then read aloud to the appeared in the presence of the notary and executed by the appeared and the notary as follows:


/s/ Ulrike Glueck                                   /s/ Robert Horvath
LDM Technologies, Inc.                               LDM Technologies GmbH


/s/ Peter Hoche
Notary